Exhibit 99.1

Vallon Pharmaceuticals Reports Third Quarter 2022 Financial Results

PHILADELPHIA, PA, November 3, 2022 – Vallon Pharmaceuticals, Inc. (NASDAQ: VLON), (“Vallon” or the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of central nervous system (CNS) disorders, today reported its financial results for the quarter ended September 30, 2022.
David Baker, Chief Executive Officer of Vallon, commented, “Our process for exploring strategic alternatives remains active and ongoing. We plan to provide an update upon the completion of our evaluation of potential opportunities.”
In April 2022, the Company engaged Ladenburg Thalmann & Co. Inc. for an evaluation of strategic alternatives. The review of strategic alternatives remains ongoing and could include, without limitation, exploring the potential for a possible merger, business combination, investment into the Company, or a purchase, license or other acquisition of assets. This process may not result in any transaction and the Company may not disclose additional details unless it is legally required to do so.
Summary of Financial Results for Third Quarter 2022
Net loss was $1.0 million for the quarter ended September 30, 2022.
Research and development expenses were $(18,000) and $0.2 million for the three months ended September 30, 2022 and 2021, respectively. The decrease in research and development expenses was primarily due to a decrease in personnel expenses, including the reversal of stock compensation.
General and administrative expenses were $1.4 million and $1.0 million for the three months ended September 30, 2022 and 2021, respectively. The increase in general and administrative expenses was primarily due to a $0.6 million increase in expenses and fees related to the evaluation of strategic alternatives, offset by a decrease in personnel expenses, including stock compensation, of $0.2 million.
As of September 30, 2022, the Company had cash, cash equivalents and marketable securities of approximately $5.2 million.
About Vallon Pharmaceuticals, Inc.
Vallon Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with CNS disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse-deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.
The Company is evaluating strategic alternatives with the goal of maximizing stockholder value, which could include, without limitation, exploring the potential for a possible merger, business combination, investment into the Company, or a purchase, license or other acquisition of assets. This process may not result in any transaction and the Company may not disclose additional details unless it is legally required to do so. For more information about the company, please visit www.vallon-pharma.com or connect with us on LinkedIn or Twitter.
References and links to websites have been provided for convenience, and the information contained on any such website is not a part of, or incorporated by reference into, this press release. Vallon is not responsible for the contents of third-party websites.
Forward Looking Statements
This press release contains “forward-looking statements” that are based on Vallon’s current expectations and subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation, Vallon’s expectations with respect to its strategic review process and any potential strategic transactions and Vallon’s ability to find or complete a viable strategic alternative, Vallon’s ability to execute its business plan, continue its growth and fund its ongoing business activities as planned, Vallon’s ability to develop and commercialize its product candidates, Vallon’s expectations related to results of clinical trials and studies, Vallon’s expectations with respect to the important advantages it believes its abuse-deterrent formulation of drugs have over similar drugs in the market and the growing need for abuse-deterrent formulations of drugs, Vallon’s ability to utilize the 505(b)(2) regulatory pathway, Vallon’s ability to obtain FDA approval of ADAIR and its other product candidates, and Vallon’s expectations with respect to its cash runway. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in Vallon’s Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com